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                                                                    Exhibit 99.2


                                                          [Nortel Networks Logo]

NEWS RELEASE

WWW.NORTELNETWORKS.COM






FOR IMMEDIATE RELEASE                                OCTOBER 2, 2001


For more information:

Business Media:                                      Investors:
David Chamberlin                                     888-901-7286
972-685-4648                                         905-863-6049
ddchamb@nortelnetworks.com                           investor@nortelnetworks.com

NORTEL NETWORKS ANNOUNCES FRANK DUNN AS PRESIDENT AND CEO
JOHN ROTH AS VICE-CHAIRMAN

BRAMPTON, ONT. - The board of directors of Nortel Networks* Corporation [NYSE/TSE: NT] today announced that Frank A. Dunn, chief financial officer, will succeed John A. Roth as president and chief executive officer of the company effective November 1, 2001.

Commenting on the CEO appointment, Lynton. R. (Red) Wilson, chairman of the board, Nortel Networks, said: "Speaking on behalf of the board of directors, we're extremely pleased that after an extensive search internally and externally, we are able to announce Frank Dunn as John Roth's successor."

Wilson added: "During our search for a new president and CEO, we interviewed a number of outstanding candidates from across the industry in Canada, the U.S. and internationally. As we progressed through the search, it became clear the industry was going through a deep and protracted correction. The company required the management skills, industry experience, and business credentials that Frank Dunn has demonstrated. He has played a leading role putting in place a business structure that ensures the company will be both sustainable and profitable in an industry that has gone through an abrupt and severe correction."

The board of directors also announced that Roth, who has served chief executive officer since October 1997, and who had announced in April his plans to step down, has agreed, at the request of the board, to serve as vice-chairman until the end of 2002.

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In addition to the Dunn and Roth appointments, the board announced the creation of the Office of the Chief Executive to facilitate the transition, assist in setting the strategic direction of the company, and act in an advisory capacity to the new senior management team. The Office of the Chief Executive will consist of executive chairman of the board Red Wilson, president and chief executive officer Frank Dunn and vice-chairman John Roth.

Wilson said, the board of directors "is especially pleased that John Roth agreed, at the board's request, to remain with the company as vice-chairman and a member of the Office of CEO. Since being appointed chief executive, John Roth has distinguished himself as one of the truly outstanding CEOs and leaders in our industry. His vision and personal leadership style and his courage to make tough decisions, have served to define the modern Nortel Networks as an industry leader and innovator."

Dunn joined Nortel Networks in 1976 following his graduation from McGill University with a Bachelor of Commerce degree. During his 25 years with the company, he has progressed through positions of increasing responsibility, including his current position as chief financial officer. He has been involved in a variety of operational assignments across all the company's major business units. He has also been an intimate part of developing the company's operational strategies.

Nortel Networks is a global leader in networking and communications solutions and infrastructure for service providers and corporations. The Company is at the forefront of transforming how the world communicates, exchanges information and profits from the high-performance Internet through capabilities spanning Optical Long Haul Networks; Wireless Networks; and Metro Networks. Nortel Networks does business in more than 150 countries and can be found on the Web at www.nortelnetworks.com.


                                      -end-

*Nortel Networks, the Nortel Networks logo and the Globemark are trademarks of Nortel Networks.